EXHIBIT 10.81
               RESEARCH COLLABORATION AND LICENSE AGREEMENT

    This Agreement, dated December 10, 1997, is by and between SMITHKLINE BEECHAM PLC (hereinafter referred to as "SB"), a company whose registered office is at New Horizons Court, Brentford, Middlesex, TW89EP, United Kingdom, and MEDIMMUNE, INC., a Delaware Corporation, located at 35 West Watkins Mill Road, Gaithersburg, Maryland 20878 ("MEDIMMUNE").

    WHEREAS, MEDIMMUNE is the owner or licensee of certain technology, including, but not limited to patents and proprietary know-how, relating to vaccines for the human papilloma virus (AHPV@); and

     WHEREAS, SB desires to obtain, and MEDIMMUNE desires to grant to SB, a worldwide, exclusive right and license in and to such technology, on the terms and conditions set forth in this Agreement; and

    WHEREAS, SB will collaborate with MEDIMMUNE in a research and development program relating to (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) HPV Vaccines to support ongoing development thereof and to obtain intangible rights thereto, and

    WHEREAS SB will contribute certain adjuvant technology and certain HPV technology to the research program.

    NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

    SECTION I.. - DEFINITIONS.

    The terms used in this Agreement have the following meaning:

     1.1 "Affiliate", with respect to any Party, shall mean any Person whether de jure or de facto, controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction of the voting securities or other ownership interest of a Person.

     1.2 "Annual Research Plan" shall mean the research plan prepared annually during the term of the Research Program as provided in Section 4.2.

     1.3 "Antigen" shall mean (i) HPV antigens and/or (ii) HPV proteins and/or (iii) other physical forms based on such antigens, such as peptides and/or nucleic acid(s) (DNA, RNA) delivered in any form including recombinant vectors.

     1.4  "Budget" shall have the meaning assigned to such term in Section
4.2.

     1.5 "Confidential Information" shall have the meaning assigned to such term in Section 11.2.
                                 (PAGE 1)
     1.6 "Effective Date" shall mean the date set forth in Section 2.1 of this Agreement.

     1.7 "EMEA" shall mean the European Agency for the Evaluation of Medicinal Products.

     1.8 "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

     1.9 "First Commercial Sale" shall mean, with respect to any Vaccine Product in a country of the Territory, the first sale by SB, its Affiliates, distributors or sublicensees to a Third Party of such Vaccine Product, in such country anywhere in the Territory after all required marketing and pricing approvals have been granted, or otherwise permitted, by the governing health authority of such country. "First Commercial Sale" shall not include the sale of any Vaccine Product for use in clinical trials or for compassionate use prior to the grant of regulatory approval.

     1.10 "HPV Vaccine" shall mean a vaccine for the prevention, control or treatment of human papilloma virus infection in humans in any formulation, configuration or delivery system or a product or process for the diagnosis of HPV infection in humans.

     1.11 "IND" shall mean an investigational new drug application filed with the FDA for approval to commence human clinical trials, or the equivalent application in other countries or regulatory jurisdictions.

     1.12 "Invention" shall mean any new or useful process, manufacture, compound or composition of matter, patentable or unpatentable, or any improvement thereof, conceived or first reduced to practice, by either Party during the conduct of the Research Program (i) which relate to or are derived from the Research Program, or (ii) which are necessary or useful to make, use, develop or sell HPV Vaccine.

     1.13 "Major Markets" shall have the meaning assigned thereto in
Section 6.3.

     1.14 "Joint Invention" shall mean any Invention for which it is determined, in accordance with applicable United States patent law, that both: (i) one or more employees or agents of MEDIMMUNE or any other persons obliged to assign such Invention to MEDIMMUNE, and (ii) one or more employees or agents of SB or any other persons obliged to assign such Invention to SB, are joint inventors of such Invention.

     1.15 "MEDIMMUNE Patents" shall mean any and all patents or patent applications anywhere in the world, including but not limited to any division, continuation, continuation-in-part or reissue, re-examination, patent extension, or Supplementary Protection Certificate in each case which is owned by or licensed to MEDIMMUNE and in and to which MEDIMMUNE has a transferable interest on the Effective Date or at any time during the term of this Agreement (including those arising from the Research Program) insofar as it contains one or more claims to MEDIMMUNE Technology or to a
Joint Invention.   Schedule A contains the list of MEDIMMUNE patents
licensed to and/or owned by MEDIMMUNE  on the Effective Date.

                                 (PAGE 2)
     1.16 The term "MEDIMMUNE Technology" shall mean information, know-how and materials, including, but not limited to, pharmaceutical, chemical and biological products, technical and non-technical data and information (i) owned by MEDIMMUNE and/or to which MEDIMMUNE has a transferable interest on the Effective Date and/or at any time during the term of this Agreement and
(ii) which relate to the field of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) HPV Vaccines and/or which arise from the Research Program, and in each case which are necessary or useful for the development, manufacture, use or sale of an HPV Vaccine.

     1.17 "Net Sales" (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     1.18 "Party" shall mean MEDIMMUNE or SB and, when used in the plural, shall mean MEDIMMUNE and SB.

     1.19 "Patent" shall mean individually and collectively SB Patents and MEDIMMUNE Patents.

     1.20 "Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

     1.21 "Process" shall mean any process or method for the production, manufacture or use of any HPV Vaccine.

     1.22 "Product Registrations" shall mean the approvals or registrations of Vaccine Products in any country in the Territory that are received by SB during the term of this Agreement.

     1.23 "Research Program" shall mean the research program directed to the research, development, and manufacture of a therapeutic and/or prophylactic (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) Vaccine Product up to and including Phase II clinical trials to be conducted by MEDIMMUNE in collaboration with SB pursuant to Section 4.2 of this Agreement..

     1.24 "Research Term" shall have the meaning assigned to such term in
Section 4.7.

     1.25 "Royalty Term" shall mean, (CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED)

     1.26 The term "SB Patents" shall mean any patent or patent application anywhere in the world, including but not limited to any division, continuation, or continuation-in-part reissue, re-examination, patent extension, or Supplementary Protection Certificate which is owned by or licensed to SB or its Affiliates and in and to which SB or its Affiliates has a transferable interest on the Effective Date or at any time during the term of this Agreement insofar as it contains one or more claims to SB Special Technology or to a Joint Invention. SB or its Affiliates shall have the right but not the obligation to file a Supplementary Protection Certificate pertaining to SB Patents.


                                 (PAGE 3)

     1.27 The term "SB Technology" shall mean information and materials, including, but not limited to, pharmaceutical, chemical and biological products, technical and non-technical data and information owned by SB or its Affiliates or to which SB or its Affiliates has a transferable interest on the Effective Date and/or during the term of this Agreement which relates to the field of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) HPV Vaccines and which are necessary or useful in the execution of the Research Program, as defined by the Steering Committee.

     1.28 "SB Special Technology" shall mean information and materials, including, but not limited to, pharmaceutical, chemical and biological products, technical and non-technical data and information owned by SB or its Affiliates or to which SB or its Affiliates has a transferable interest on the Effective Date and/or prior to termination of this Agreement which is derived from use of MEDIMMUNE Technology provided to SB or its Affiliates or which comes out of the Research Program.

     1.29 "Steering Committee" shall mean the entity organized and acting pursuant to Section 3.

     1.30 "Sublicensee" shall mean a Third Party to which SB has granted sublicense and/or sub-sublicense rights under the licenses and/or sublicenses granted to SB hereunder.

     1.31 "Supplementary Protection Certificate" shall mean the supplementary protection certificate for Medicinal products and their equivalents provided under Control Regulation (EEC) No. 1768/92 of June 18, 1992.

     1.32 "Territory" shall mean the entire world.

     1.33 "Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

     1.34 "Vaccine Product" shall mean an HPV Vaccine (x)covered in whole or in part by a MEDIMMUNE Patent or an SB Patent which covers SB Special Technology and/or (y) which incorporates or is derived from the use of MEDIMMUNE Technology and/or SB Special Technology. (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

     1.35 "Interpretative Rules" For the purpose of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires : (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender. (b) references to "Articles", "Sections" and other subdivisions and to "Schedules" and "Exhibits" without reference to a document, are to designated Articles. Sections and other subdivisions of and to Schedules and Exhibits to this Agreement; (c) the use of the term 'including' means 'including but not limited to'; and (d) the words 'herein', 'hereof', 'hereunder' and other words of similar import refer to this Agreement in whole and not to any particular provision.



                                 (PAGE 4)

2.   GRANT OF LICENSES AND EFFECTIVE DATE.

     2.1 (a) The obligations of each of SB and MEDIMMUNE to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the condition that the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder applicable to the transaction contemplated hereby shall have expired or shall have been terminated and that no action shall have been instituted, or shall be threatened or pending, by the United States Justice Department or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement, which action shall not have been withdrawn or terminated. The date which is the later of January 2, 1998 or the date on which the aforesaid condition has been satisfied is referred to herein as the "Effective Date".

            (b) The Parties agree to promptly complete any filings with respect to the contingencies of Section 2.1(a) and to exert reasonable efforts to fulfill the conditions contemplated by Section 2.1(a).

            (c)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     2.2    License.

            (a) MEDIMMUNE hereby grants to SB and its Affiliates an exclusive, royalty-bearing license throughout the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement, under MEDIMMUNE's interest in the MEDIMMUNE Patents, MEDIMMUNE Technology and Joint Inventions, to develop, register, use, make, have made, import, export, offer to sell, sell and have sold HPV Vaccines and/or Antigens and/or Process.
            (b) SB agrees that it will use MEDIMMUNE Technology and MEDIMMUNE Patents only as licensed under this Agreement.

            (c)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     2.3    Sublicensing by SB.

            (a) SB shall have the right to grant sublicenses to a Third Party under the license granted pursuant to Section 2.2 provided that: (i) SB shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of milestones achieved with respect to any Vaccine Product and sales of any Vaccine Products by its Sublicensees and their compliance with all applicable licensing terms of this Agreement to the extent that they are applicable to a Sublicensee; and (ii) each Sublicensee agrees in writing to comply withSections 8.3, 8.4, 10, 11.2 and 11.3 of this Agreement. It is understood that SB shall not grant a sublicense to a single Third Party of all of its rights in the Major Markets under Section 2.2 without the written consent of MEDIMMUNE.

            (b) SB hereby unconditionally guarantees the performance of any of its Affiliates and its Sublicensees hereunder as if they were signatories to this Agreement to the extent the performance or lack of performance is a breach of this Agreement.
                                 (PAGE 5)
            (c) Any sublicense granted by SB to a Third Party shall include a provision prohibiting further sublicenses and a provision terminating the sublicense when the license to SB terminates.

     2.4    Third Party Agreements

            (a) To the extent MEDIMMUNE Technology and MEDIMMUNE Patents licensed by SB under this Agreement are rights which MEDIMMUNE has licensed from a Third Party, under an agreement with such Third Party listed in Schedule B ("Third Party Agreement(s)"), SB understands and agrees as follows:

                 (i) The rights licensed to SB by MEDIMMUNE are subject to the terms, limitations, restrictions and obligations of the Third Party Agreement(s).

                 (ii) SB will comply with all of the terms, obligations, limitations and restrictions of the Third Party Agreement(s) which are applicable to a sublicensee under such Third Party Agreements. In the case of the sublicense granted by this Agreement to SB under the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) Agreement (as defined below), the sublicense granted by SB shall terminate or be converted to a license directly between SB and (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) at the option of SB upon termination of this Agreement provided that such conversion is subject to (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) approval and contingent upon acceptance by SB of the provisions of the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) License Agreement.

                 (iii) SB will cooperate with MEDIMMUNE in furnishing all information and data which are reasonably required to enable MEDIMMUNE to meet its reporting requirements under the Third Party Agreements.

                 (iv) To the extent the MEDIMMUNE Technology and MEDIMMUNE Patents licensed by SB under this Agreement are rights that MEDIMMUNE has licensed under the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) License Agreement, SB acknowledges and agrees that the obligations to (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) set forth in Paragraphs 4.01, 6.01, 8.01, 8.02, 10.05, 11.06-11.08 and 12.08 of the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) License Agreement, the text of which Paragraphs are attached as Exhibit A shall be binding upon SB as if it were a party thereto.


                 (v) The Parties acknowledge the rights of a sublicensee under Section 10.5 of the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) Agreement and Section 13.7 of the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) Agreement as referred to in Schedule B.

            (b) The Third Party Agreements which exist on the Effective Date are listed in Exhibit B and SB acknowledges receipt of such Third Party Agreements. MEDIMMUNE warrants that the Third Party Agreements listed in Exhibit B are all the agreements entered into by MEDIMMUNE with respect to HPV Vaccines and no further modifications to said agreements have been made up to the Effective Date and said agreements are in full force and effect. As of the date of this Agreement, to the knowledge of MEDIMMUNE, MEDIMMUNE is not in breach of any such Third Party Agreements, provided, however, that
                                 (PAGE 6)
a breach of this warranty shall only occur if a Third Party Agreement is terminated as a result of such breach.

            (c) Upon mutual agreement of the Parties, MEDIMMUNE may terminate any or all Third Party Agreements and the licenses granted to SB thereunder. After First Commercial Sale of a Vaccine Product in any of the following countries: United States, United Kingdom, France, Germany, Italy or Spain, SB may terminate its sublicense under the following agreements and its payment obligations and other obligations hereunder with respect to such agreements: (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)and the payment obligations thereunder. Upon termination of any such sublicense, SB shall return to MEDIMMUNE all information and materials which were provided to SB pursuant to such sublicense.


     3      STEERING COMMITTEE.

     3.1 Members. The Parties shall establish the Steering Committee (the "Steering Committee"), which shall be comprised of six members, three representatives designated by each Party. The members of the Steering Committee may be represented at any meeting by a designee appointed by such member for such meeting. The chairperson of the Steering Committee shall be designated annually on an alternating basis between the Parties. The initial chairperson shall be selected by SB. The Party not designating the chairperson shall designate one of its representative members as secretary to the Steering Committee for such year. Each Party shall be free to change its representative members on notice to the other Party.

     3.2 Responsibilities. The Steering Committee shall be responsible for overseeing the Research Program in a manner which is consistent with the terms and conditions of this Agreement, including, without limitation:

            (a) to evaluate and determine scientific criteria to be implemented under the Research Program;

            (b) to review, approve and modify any Annual Research Plan, and any Budget included therein;

            (c)  to review and evaluate progress under the Research
Program;

            (d) to provide for the exchange of information and materials relating to the Research Program; and

            (e) to coordinate and monitor publication of research results arising from the Research Program.

     3.3 Meetings. The Steering Committee shall meet at least four times every calendar year, and more frequently as the Parties deem appropriate, on such dates and at such times as the Parties shall agree. Meetings may also be called by either Party, on 10 days written notice to the other, unless such notice is waived by the Parties. The meetings shall alternate between the offices of the Parties unless the Parties otherwise agree. The chairperson shall be responsible for sending notices of meetings to all members. The Steering Committee may also convene or be polled or consulted
                                 (PAGE 7)
from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate. Two weeks prior to each of the four Steering Committee meetings, a summary of progress under the Research Program shall be provided by MEDIMMUNE to the members of the Steering Committee.

     3.4    Decisions.

            (a) All decisions of the Steering Committee shall be made by unanimous agreement of the members present in person or by telephone at any meeting, with the MEDIMMUNE members cumulatively having one vote and the SB members cumulatively having one vote. A quorum for a meeting shall require at least one representative from MEDIMMUNE and at least one representative from SB.

            (b) In the event that unanimity cannot be reached by the Steering Committee with respect to a matter that is subject to its decision-making authority, then the matter shall be referred for further review and resolution to the Senior Vice President of SmithKline Beecham Biologicals SA, rue de l'Institut 89, 1330 Rixensart, or such other similar position designated by SB from time to time, and the President at MEDIMMUNE, or such other similar position designated by MEDIMMUNE from time to time. The designated officers of each Party shall use reasonable efforts to resolve the matter within 30 days after the matter is referred to them.

            (c) In the event the designated officers fail to resolve the matter in accordance with paragraph (b) above, the decision of SB's Senior Vice President shall prevail in all cases, provided that in each case such decision of the officer of SB is consistent with the terms and conditions of this Agreement.

            (d) Notwithstanding the foregoing, neither Party shall be required to conduct any clinical trials where such Party has significant safety or ethical objections thereto.

     3.5 Minutes. Within 15 days after each Steering Committee meeting, the secretary of the Steering Committee shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Steering Committee. The secretary shall be responsible for circulation of all draft and final minutes. Draft minutes shall be first circulated to the chairperson, edited by the chairperson and then circulated in final draft form to all members of the Steering Committee sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes shall be distributed to the members of the Steering Committee.

     3.6 Term. The Steering Committee shall exist until the termination or expiration of the Research Program or for such longer period as necessary to perform the responsibilities assigned to it under this Agreement.

     3.7 Expenses. Each Party shall be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, the Steering Committee.
                                 (PAGE 8)
4.   COLLABORATIVE RESEARCH PROGRAM.

     4.1 Exchange of Data and Know-How. Within forty-five (45) days after the first meeting of the Steering Committee, MEDIMMUNE and SB shall deliver to each other copies of all MEDIMMUNE Technology and SB Technology respectively in their possession available as of such date which in each case is necessary for the conduct of the Research Program. During the term of this Agreement, each party shall provide promptly to the other any subsequently acquired MEDIMMUNE Technology, SB Special Technology and SB Technology as such is developed or acquired provided that the transfer of SB Technology shall be subject to the determination of the Steering Committee. SB will agree to use its adjuvant and formulation technology in the Research Program but will not be obligated to disclose such adjuvant or formulation technology to MEDIMMUNE, except as may be required by applicable regulatory, laws, rules or regulations.

     4.2    Scope of Research Program.

            (a)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (b) Within sixty (60) days of the signing of this Agreement with respect to the first year of the Research Term, and thereafter on each anniversary of the date of this Agreement during the Research Term, the Steering Committee shall prepare and provide to each Party, in the form and substance mutually acceptable to each Party, a detailed description of the specific Research Program to be undertaken during the upcoming year, which shall include a reasonably detailed description of the goals and scope of such research, a research plan and a budget (the "Budget"), which shall be equal to the amount reinvested by MEDIMMUNE pursuant to the provisions contained in Section 4.3, that details the equipment, materials, and personnel to be provided by MEDIMMUNE at its fully allocated cost as well as Third Party contractors to support the research described in such proposal (an "Annual Research Plan"). Once agreed upon, each such Annual Research Plan shall be signed and dated by both Parties. The Annual Research Plan for the first year of the Research Term shall be signed by the Parties simultaneously within sixty (60) days of execution of this Agreement. The Steering Committee shall commence preparing each Annual Research Plan (other than the first Annual Research Plan) not later three months prior to each anniversary of this Agreement during such term. Exhibit C is a preliminary outline of the Annual Research Plan for 1998.

            (c) If the Steering Committee fails to agree in accordance with the provisions of Section 3.4 on an Annual Research Plan: (i) SB shall nevertheless continue to provide payment to MEDIMMUNE in accordance with
Section 6.1 (b), (ii) MEDIMMUNE shall nevertheless continue to conduct the Research Program in accordance with the goals and scope of such research as reasonably determined by SB, and in accordance with the Research Program as described in Schedule C provided that such goals and scope shall be with respect to Vaccine Products within the scope of the level of reinvestment committed by MEDIMMUNE pursuant to Section 4.3 and within the scope of the Research Program conducted to date, and (iii) MEDIMMUNE shall continue to reinvest the amounts set forth in Section 4.3.

     4.3 MEDIMMUNE shall reinvest the payments received from SB pursuant to Section 6.1(b) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), with a
                                 (PAGE 9)
minimum reinvestment of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED). If mutually agreed upon by the Parties in the Steering Committee and assuming SB can perform the work in a cost effective and timely manner, up to (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED). MEDIMMUNE shall use said reinvestment for the execution of the Research Program.

     4.4    Conduct of Research Program.  During the Research Term,
MEDIMMUNE shall:
            (a) undertake Research Program with SB as set forth in Schedule C as further completed in any Annual Research Plan, and such other activities which, from time to time, the Steering Committee decides as being necessary for the success of the Research Program, provided that such decision is consistent with the Research Program and the terms and conditions of this Agreement, including, but not limited to:

                 (i)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                 (ii) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                 (iii)(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                 (iv) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED),

                 (v)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                 (vi) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                 (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (b) use all reasonable best efforts and proceed diligently to perform the work set out for MEDIMMUNE to perform in the Annual Research Plan. It is the intention of the parties to proceed in a cost-effective manner and to achieve in a timely manner the objectives of the Research Program.

            (c) conduct the Research Program in accordance with the Annual Research Plan in a good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations;

            (d) promptly provide an invention disclosure report to SB with respect to any Invention or Joint Invention;

            (e) allow representatives of SB, upon reasonable notice and during normal business hours, to visit the facilities of MEDIMMUNE where the Research Program is being conducted, to facilitate transfer of MEDIMMUNE Technology and to consult informally, during such visits and by telephone, with MEDIMMUNE's personnel performing work on the Research Program.

            (f) apply the reinvestments detailed under Section 4.3 to conduct the Research Program, carry out its obligations in connection with the Research Program and accomplish the goals and objectives for the Research Program ;

            (g) It is expressly understood and agreed that MEDIMMUNE shall not be required to perform research under the Research Program in any year
                                 (PAGE 10)
beyond the total amount of reinvestments committed by MEDIMMUNE pursuant to
Section 4.3 for that year; and

            (h) SB understands and acknowledges and agrees that the Research Program is experimental and research under the Research Program may not achieve the overall goals in any year or the overall goals of the Research Program and that MEDIMMUNE has no liability with respect to any failure of the Research Program to develop a Vaccine Product.

     4.5    Records.

            (a) MEDIMMUNE shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under all applicable laws and regulations). MEDIMMUNE shall provide a quarterly report.

            (b) SB shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of MEDIMMUNE relating to the Research Program to the extent reasonably required for the performance of its obligations under this Agreement. SB shall maintain such records and the information contained therein in confidence in accordance with Section 11.2 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

     4.6    Inventions.

     Joint Inventions shall be jointly owned by both parties. Inventions which arise from the Research Program and which are made by an employee or agent of MEDIMMUNE, solely or jointly, other than with an employee or agent of SB shall be owned by MEDIMMUNE; Inventions which arise from the Research Program and which are made by an employee or agent of SB, solely or jointly other than with an employee or agent of MEDIMMUNE shall be owned by SB. Except as provided otherwise herein, SB and MEDIMMUNE shall retain their respective unrestricted rights to make, have made, use and sell such Inventions which are owned by them solely.

     4.7 Term of Research Program. The term of the Research Program shall commence on January 1, 1998, and, subject to Section 4.8 shall continue, except as otherwise provided in this Agreement, for a period of five years thereafter (the "Research Term").

     4.8    Termination of Research Program.

            (a) In the event that MEDIMMUNE fails to use reasonable best efforts to perform its research under the Research Program and such failure materially affects the Research Program, such failure shall entitle SB to give notice to MEDIMMUNE specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if MEDIMMUNE does not commence and diligently continue actions to cure such default), SB shall be entitled to terminate this Agreement under Section 12.2 or the Research Program by giving written notice to take effect immediately upon delivery of such notice. SB's right
                                 (PAGE 11)
to terminate the Research Program or this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default. The termination of the Research Program or this Agreement is the sole and exclusive remedy for any such default. The termination of the Research Program or this Agreement shall terminate SB's payment obligation under Section 6.1(b) except for the portion thereof which has been committed to the funding of Third Parties under the Research Program. To the extent MEDIMMUNE has received payments under Section 6.1(b) which have been allocated to the Research Program pursuant to Section 4.3 but which are not committed to Third Parties and which have not been spent on the date of termination, such funds shall be refunded to SB.

            (b)  Upon termination of the Research Program pursuant to
Section 4.8 (a) without termination of the Agreement, MEDIMMUNE shall and shall cause its agents and Affiliates to promptly transfer to SB copies of all data, reports, records and materials in MEDIMMUNE's possession or control which relate to the scientific aspects of the Research Program. Thereafter, SB shall have no further obligation to make payments under
Section 6.1(b).  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (c)  Termination of the Research Program pursuant to this
Section 4.8 shall not affect SB's obligations to pay royalties, milestones and other fees and payments as provided hereafter.

            (d) For the avoidance of doubt, termination of the Research Program shall not terminate any rights or obligations of the Parties under this Agreement other than those set forth in this Section 4.8.

5.   DEVELOPMENT AND COMMERCIALIZATION.

     5.1 Development Efforts by SB. Upon the completion of the earlier of the end of the Research Term or Phase II clinical trials with respect to each Vaccine Product by MEDIMMUNE pursuant to the Research Program, SB shall use reasonable best efforts (including, but not limited to, the conduct of clinical trials, filing for Product Registrations and for other regulatory approvals, diligently pursuing such approvals and, upon the grant of regulatory approval, marketing the Vaccine Products) to develop and commercialize such Vaccine Products throughout the Territory and (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED). SB shall make all determinations regarding any development and commercialization activities under this Section 5.1 in the sole and absolute discretion and control of SB, provided that such activities are consistent with the efforts required under this Section.

            (i) During the term of the Agreement, MEDIMMUNE shall supply MEDIMMUNE Technology and shall provide to SB technical assistance within its area of expertise concerning the development, production and commercialization of HPV Vaccine. Provision of such technical assistance shall include but not be limited to visits by MEDIMMUNE personnel or agents to SB at SB's expense and visits by SB personnel to MEDIMMUNE at SB's expense.



                                 (PAGE 12)
     5.2    Responsibilities of SB

     SB will be responsible for the following activities without limitation at SB's cost and expense:

                      (i)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                      (ii) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                      (iii)(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                      (iv) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                      (v)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                      (vi) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                      (vii)(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     5.3    Liability by SB.

            Except by reason of force majeure as provided in Section 13.1, in the event that SB fails materially to satisfy its development and/or marketing obligations under Sections 5.1 and 5.2 with respect to Vaccine Product in any country of the Major Markets, MEDIMMUNE shall have at its sole remedy the right and option to terminate this Agreement for the concerned country of the Major Markets in its sole discretion in accordance with Section 12.2(a).

     5.4    Reporting.

     SB shall provide to MEDIMMUNE an annual project status report (including the status of regulatory approvals) of the development, and registration of each Vaccine Product. All such reports by SB shall be treated as Confidential Information of SB and shall be subject to the restrictions imposed under Section 11.2.

     5.5 MEDIMMUNE shall have the right to terminate this Agreement in its entirety if

                      (i)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)


6.   FEE; MILESTONE PAYMENTS AND ROYALTIES.

     6.1 (a) Fee by SB. In partial consideration of MEDIMMUNE Patents and MEDIMMUNE Technology resulting from the use of the research performed by MEDIMMUNE prior to this Agreement and the right to use pre-clinical and clinical information developed by MEDIMMUNE, SB shall pay MEDIMMUNE a fee of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) on the Effective Date. In addition, SB shall purchase MEDIMMUNE Common Stock from MEDIMMUNE for a purchase price of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) according to the terms of the Stock Purchase Agreement attached hereto as Schedule D.


                                 (PAGE 13)
            (b) In further consideration of MEDIMMUNE Patents and MEDIMMUNE Technology resulting from the use of the research performed by MEDIMMUNE prior to this Agreement and the right to use preclinical and clinical information developed by MEDIMMUNE prior to the Agreement and rights to future developments of the Vaccine Product undertaken by MEDIMMUNE during the term of the Agreement, SB agrees to provide a Technology Access Fee to MEDIMMUNE. Such Technology Access Fee shall be (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

     (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED). Upon mutual agreement of both parties, the above-mentioned payment schedule of the Technology Access Fee may be accelerated. In each calendar year, the fee for the year shall be paid in equal quarterly installments in advance on the first day of January, April, July and October of each calendar year except the first payment shall be made on the Effective Date. All payments shall be sent via wire transfer to a bank account designated by MEDIMMUNE from time to time. In the event that SB has paid (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) under this Section 6.1(b), SB will have met its payment obligation under this Section 6.1(b). In the event any portion of this Technology Access Fee is not timely made, all of the remaining fee shall become due and payable immediately.

     6.2 Development Milestone Payments by SB. In partial consideration of the research performed by MEDIMMUNE prior to this Agreement and the right to use pre-clinical and clinical information developed by MEDIMMUNE, SB shall pay MEDIMMUNE the following milestone payments upon the first occurrence of each event set forth below with respect to the first Vaccine Product, whether achieved by SB or its Affiliates or its Sublicensees:

            (a)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (b)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (c)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (d)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (e)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (f)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (g)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (i)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (ii) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (iii) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (iv) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (v)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)


     (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
                                 (PAGE 14)
     (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     6.3 Royalties. In partial consideration of the rights and licenses granted by MEDIMMUNE to SB under this Agreement, during the Royalty Term, on a country-by-country and Vaccine Product-by Vaccine Product basis, SB shall pay to MEDIMMUNE a royalty on Net Sales of Vaccine Products in an amount equal to the following percentages of the specified portions of the aggregate annual Net Sales of all Vaccine Products sold by SB, its Affiliates, distributors and its Sublicensees throughout the Territory:

                     (i)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                     (ii) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                     (iii)(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                     (iv) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     In calculating the royalty due under this Section with respect to Net Sales of Vaccine Products during any period of less than a calendar year, the foregoing thresholds for a calendar year Net Sales shall be pro rated in accordance with the duration of such period.

     6.4    Third Party Compensation.

            (a)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (b) With respect to any possible future license Agreements between SB and a Third Party with respect to (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) HPV Vaccines, MEDIMMUNE shall notify SB, and SB shall negotiate such Agreements and decide solely whether such technology is required. SB shall pay all royalties and other compensation under any such Agreement and MEDIMMUNE will not enter into such an Agreement without the consent of SB.

            (c) For the avoidance of doubt, SB shall not pay any compensation or royalty for any Third Party Agreement pertaining to an HPV Vaccine which (1) MEDIMMUNE enters during the Research Term without the consent of the Steering Committee or (2) which MEDIMMUNE would enter into after the Research Term.

            (d) In the event that a dispute arises with a Third Party with respect to the compensation owed to a Third Party under a Third Party Agreement which is to be paid by SB pursuant to this Section 6.4, the parties agree to cooperate with each other to reach a fair and equitable resolution to such dispute.

     6.5 Royalty Reduction. The royalties payable to MEDIMMUNE by SB can be reduced only as follows:

                If a Vaccine Product incorporates "Another Vaccine", which is not covered by a MEDIMMUNE Patent to form a combination product, then an adjusted royalty will be calculated based on multiplying the Net Sales of the combination Vaccine Product by the quotient 1/1+A, where A equals the total number of "Another Vaccine"
                                 (PAGE 15)
                included in the combined product.  In no event shall this
            adjustment cause the royalty to be applied to less than 50% of the Net Sales of the combined Vaccine Product. "Another Vaccine" means a distinct proprietary product and does not include HPV antigens or adjuvants.

                (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)


     6.6 Obligation to Pay Royalties. The obligation to pay royalties to MEDIMMUNE under this Section 6 is imposed only once with respect to the same unit of Vaccine Product regardless of the number of Patents pertaining thereto. SB shall only be entitled to a credit against royalties or a reduction of the royalty rate once with respect to any Vaccine Product in any country pursuant to any provision in this Agreement. There shall be no obligation to pay royalties to MEDIMMUNE under this Section 6 on sales of Vaccine Products among SB and its Affiliates and its Sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by SB, its Affiliates or its Sublicensees to unrelated Third Parties.

     6.7 In addition to all other compensation payable to MEDIMMUNE under this Section 6, SB shall make a non-creditable minimum annual payment to MEDIMMUNE of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) due and payable on January 1st of each year after termination of the Research Program and until filing for regulatory approval for a Vaccine Product at the FDA or its equivalent in the EU.

7.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

    7.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that, as of the date of this
Agreement:

         (a) Such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

         (b) The Third Party Agreements represent all rights and licenses granted to MEDIMMUNE relating to HPV Vaccine which exist on the Effective Date and MEDIMMUNE has provided SB with a true and complete copy of such Third Party Agreements;

         (c)     MEDIMMUNE has not granted rights under MEDIMMUNE
Technology and/or MEDIMMUNE Patents to any Third Party which is in conflict with the rights granted to SB pursuant to this Agreement.

         (d) MEDIMMUNE acknowledges that in entering into this Agreement, SB may have relied upon the technical or clinical information provided to SB by MEDIMMUNE with respect to an (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) Vaccine Product. MEDIMMUNE has no present knowledge that any of the technical or clinical information provided to SB by MEDIMMUNE with respect to an (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) Vaccine Product is inaccurate in any material respect.

                                 (PAGE 16)
7.2 EXCEPT WITH RESPECT TO SECTION 2.4(b), MEDIMMUNE MAKES NO OTHER REPRESENTATION OR WARRANTY HEREUNDER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR USE OR WITH RESPECT TO THE VALIDITY, ENFORCEABILITY, NON-INFRINGEMENT OF MEDIMMUNE PATENTS.

8.   PAYMENTS AND REPORTS.

     8.1 Royalty Payments. All royalty payments due hereunder shall be paid quarterly within thirty (30) days of the end of each calendar quarter. Each such payment shall be accompanied by a statement, Product-by-Product and country-by-country, of the amount of Gross Sales, the calculation of Net Sales and the units of Vaccine Product during such quarter, the amount of royalties due on such Net Sales, the conversion rates used in converting to United States Dollars and any other information reasonably requested by MEDIMMUNE to enable MEDIMMUNE to determine amounts it is owed hereunder.
SB shall also provide MEDIMMUNE with a calculation and a report with respect to royalties paid on behalf of MEDIMMUNE pursuant to Section 6.4.

     8.2 Mode of Payment. All invoices and statements submitted by MEDIMMUNE shall be stated in U.S. Dollars. SB shall make all payments required under this Agreement as directed by MEDIMMUNE from time to time in United States Dollars. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be at the average rate of exchange for the applicable calendar quarter based on the daily rate of exchange published in the Wall Street Journal, New York edition, for the applicable calendar quarter.

     8.3 Records Retention. SB and its Affiliates and its Sublicensees shall keep complete and accurate records pertaining to the sale of Vaccine Products in the Territory and covering all transactions from which Net Sales are derived for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit MEDIMMUNE to confirm the accuracy of royalty payments due hereunder.

     8.4 Audit Request. At the request and expense (except as provided below) of MEDIMMUNE, SB and its Affiliates and its Sublicensees shall permit an independent, certified public accountant appointed by MEDIMMUNE and reasonably acceptable to SB, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales in the possession or control of SB or its Affiliates or its Sublicensees, for a period of three years after such royalties have accrued. Said accountant shall not disclose to MEDIMMUNE any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties. If, as a result of any inspection of the books and records of SB or its Affiliates or its Sublicensees, it is shown that SB's royalty payments under this Agreement were less than the amount which should have been paid, then SB shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 45 days after MEDIMMUNE's demand therefor. Furthermore, if the royalty payments were less than the amount which should have been paid by an amount in excess of 5% of the royalty payments actually made during the period in question, SB shall also reimburse MEDIMMUNE for the cost of such inspection.


                                 (PAGE 17)
     8.5 Taxes. It is understood that all payments required to be made to MEDIMMUNE under this Agreement shall be paid by SB from the United Kingdom and pursuant to the tax treaty, no taxes shall be withheld from any such payment. In the event of a change in the treaty or law and in the event that SB is thereafter required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to MEDIMMUNE due to the laws of such country, such amount shall be deducted from the royalty or other payment to be made by SB, and SB shall notify MEDIMMUNE and promptly furnish MEDIMMUNE with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

9.   PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT.

     9.1    Patent Filing, Maintenance and Prosecution.

            (a) Representatives of MEDIMMUNE and SB shall discuss in which countries Patents should be filed, prosecuted and/or maintained. The Parties acknowledge and agree that they intend to file, prosecute and maintain Patents in all major commercial markets where viable patent protection is available (such countries shall be referred to as "Patent Countries"). If the laws affecting patent protection or maintenance costs change in any Patent Country, the Parties shall reassess the need to continue to file, prosecute and maintain Patents in such country. If the Parties determine to discontinue such filing, prosecution and maintenance in any such country, such country shall no longer be deemed a Patent Country.

            (b) MEDIMMUNE or MEDIMMUNE licensors, in the case of MEDIMMUNE Patents licensed to MEDIMMUNE, shall file, prosecute and maintain MEDIMMUNE Patents in the Territory through patent counsel selected by MEDIMMUNE and MEDIMMUNE, shall consult with and keep SB advised with respect thereto. MEDIMMUNE shall disclose to SB the complete texts of all such patents and patent applications filed by MEDIMMUNE or its licensor, as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any patent licensed herein anywhere in the Territory. SB shall have the right to review such pending applications and other proceedings and make recommendations to MEDIMMUNE concerning them and their conduct. MEDIMMUNE agrees to keep SB promptly and fully informed of the course of patent prosecution or other proceedings including by providing SB with copies of substantive communications, search reports and Third Party observations submitted to or received from patent offices throughout the Territory. MEDIMMUNE shall provide such patent consultation to SB at no cost to SB.

            In the event MEDIMMUNE intends to finally abandon any MEDIMMUNE Patents licensed to SB under this Agreement, it shall notify SB and SB shall have the right at its own expense to assume responsibility for any such patent or part of patent.

            At SB's request, MEDIMMUNE and/or its licensors, as the case may be, shall file an application for a Supplementary Protection Certificate for MEDIMMUNE Patents. SB shall provide relevant marketing authorizations as appropriate.
                                 (PAGE 18)
            (c) Notwithstanding anything in this Section 9.1, SB may, at its discretion, elect to discontinue financial support of any MEDIMMUNE Patent in any Patent Country, provided, however, that prior to taking such action, SB will notify MEDIMMUNE of its intention at least 60 days prior to the date on which any payment or action is due. In any Patent Country in which SB has elected to discontinue its support of any MEDIMMUNE Patent, MEDIMMUNE, upon receiving notice, may elect at its own expense to assume all financial responsibility for the prosecution or maintenance of such MEDIMMUNE Patent in such Patent Country. In such event, all SB's rights to the MEDIMMUNE Patent will be deemed to have expired with respect to such Patent Country upon MEDIMMUNE's receiving notice of SB's decision.

            (d) Absent an election not to support the filing, prosecution and/or maintenance of a Patent in any Patent Country, all costs and expenses incurred under this Section 11.1 with respect to the filing, prosecution and/or maintenance of Patents will be paid by SB. Included in such costs and expenses are all reasonable costs for the prosecution, issuance, and maintenance of such patent applications and patents issuing thereon, and any divisional, continuation-in-part, reissue applications or patents, patents-in-addition, patents-of-revalidation or the registrations of any patent or the like.

     9.2 Review of Patent Office Communications. With respect to any Patents, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from any patent application made by either Party shall be provided to the other Party sufficiently prior to the filing of such application, response or request to allow for review and comment by such other Party. Each Party shall have the right to take any action that in its judgment is necessary to preserve such Patents.

     9.3    Patent Enforcement.

            (a) Each Party shall notify the other promptly after such Party becomes aware of any alleged infringement of any Patent in any country in the Territory. If any of the Patents under which SB holds a license hereunder is infringed by a Third Party, SB shall have the right and option, but not the obligation, to bring an action for infringement, at its sole expense, against such Third Party in the name of MEDIMMUNE and/or in the name of SB, and to join MEDIMMUNE as a party plaintiff if required. SB shall promptly notify MEDIMMUNE of any such infringement and shall keep MEDIMMUNE informed as to the prosecution of any action for such infringement. SB shall have the full control over the conduct of the litigation including settlement thereof provided, however, that SB shall make no decision, including, but not limited to, settlement which adversely affects the validity or enforceability of the MEDIMMUNE Patents without the written consent of MEDIMMUNE. It is understood that in the case of MEDIMMUNE Patents sublicensed to SB, the rights of this Section 9.3(a) are subject to the terms and restrictions of the Agreement(s) between MEDIMMUNE and its licensors.

            (b) In the event that SB does not institute an infringement proceeding against an offending Third Party within 90 days after becoming aware or receiving notice of any alleged infringement, then MEDIMMUNE shall have the right and option, but not the obligation, to institute such an
                                 (PAGE 19)
action and to retain any recovered damages.

            (c) In any infringement suit either Party may institute to enforce any Patents pursuant to this Agreement, the other Party hereto shall, at the request of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the Party requesting cooperation.

            (d) The costs and expenses of any action instituted pursuant to this Section 9.3 (including reasonable fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions (if such other Party has the right to institute and prosecute such infringement actions pursuant to this Section 9.3).

            (e) In the event that either Party shall undertake the enforcement and/or defense of any Patent, any award or compensation (including the fair market value of non-monetary compensation) paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied as follows: (i) first, to reimbursement of each Party for all expenses incurred by each in connection with such action, on a pro rata basis, and (ii) second, any remaining balance shall be allocated to the Party undertaking the action, except that such amount shall be deemed to be Net Sales hereunder, for which MEDIMMUNE shall be entitled to receive a royalty as provided in this Agreement.

            (f) SB shall not have the right to settle or compromise any such action in a manner which adversely affects MEDIMMUNE Patents without the written consent of MEDIMMUNE.

            (g) SB at its sole discretion may decide to enter into a license agreement with any Third Party pertaining to HPV Vaccines in order to avoid an (alleged) infringement of Third Party patents. In case both parties deem it necessary to acquire additional technology, the Steering Committee will decide on entering into license agreements with Third Parties.

     9.4 Infringement Actions by Third Parties. In the event of the institution of any suit by a Third Party against SB, its Affiliates or its Sublicensees for patent infringement involving the use, sale, distribution or marketing of any Vaccine Product in the Territory and such infringement claim is a result of the use of the MEDIMMUNE Patents or MEDIMMUNE Technology SB shall promptly notify MEDIMMUNE in writing of such suit. In the event of all such actions SB shall defend such action at its own expense, and MEDIMMUNE hereby agrees to assist and cooperate with SB, at its own expense, to the extent necessary in the defense of such suit. SB shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion. During the pendency of such action, all royalties
                                 (PAGE 20)
due hereunder shall continue to be paid by SB. SB shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by SB with such Third Party, subject to the provisions of this Agreement with respect to the reduction of royalties. Any and all damages and awards received by SB as a result thereof (i.e., as a result of a counterclaim) shall be allocated between the Parties in the same manner as provided in Section 9.3.

10.  INDEMNIFICATION.

     10.1 By MEDIMMUNE. MEDIMMUNE shall indemnify and hold SB, its Affiliates and its Sublicensees, and each of their respective directors, officers, employees, shareholders and agents, harmless from and against any and all Third Party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

                 any breach of a representation or warranty made by
            MEDIMMUNE or negligence, recklessness or wrongful intentional acts or omissions of MEDIMMUNE, or its Affiliates and their respective directors, officers, employees and agents, in connection with the work performed by MEDIMMUNE under the Research Program.

     10.2 By SB. SB shall indemnify and hold MEDIMMUNE and licensors of MEDIMMUNE to the extent that SB is sublicensed hereunder and its directors, officers, employees, shareholders and agents, harmless from and against any and all Third Party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

            the development manufacture, use, distribution or sale of any Vaccine Product by SB, its Affiliates, distributors or Sublicensees except those losses which arise out of the negligence or intentional misconduct of MEDIMMUNE.

     10.3 Costs of Enforcement. As the parties intend complete indemnification, all costs and expenses of enforcing any provision of this
Section 10 shall also be reimbursed by the indemnifying Party.

     10.4 Conditions to Indemnification. A person or entity that intends to claim indemnification under this Section (the "Indemnitee") shall promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.
                                 (PAGE 21)
The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that
it may have to any Indemnitee otherwise than under this Section.   The
Indemnitee under this Section, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

     10.5 Any and all Sublicensees of SB shall agree to the same indemnity as in Section 10.2 of this Agreement and MEDIMMUNE shall be made a Third Party beneficiary therein.

11.  PUBLICATION; CONFIDENTIALITY.

     11.1   Publication.

            (a) Both Parties recognize that each may wish to publish the results of their work relating to the Research Program. However, both Parties also recognize the importance of acquiring patent protection on inventions prior to publication. Consequently, neither Party shall publish or present the results of the Research Program with respect to any Vaccine Product or of development studies without the permission of the Steering Committee. If the Steering Committee is not in existence, the Parties shall appoint appropriate representatives for this function. This Section 11.1(a) shall cease to apply with respect to any Vaccine Product upon the commercial launch of such Vaccine Product.

            (b) Each Party also agrees to delete from any such proposed publication any technical or scientific Confidential Information of the other Party upon such other Party's reasonable request.

            (c) In any publication permitted under this Section 11.1, each Party shall acknowledge its collaboration with the other Party under this Agreement.

            (d) Nothing in Section 11.1 shall prevent MEDIMMUNE: (i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made, and the status of the work being done by the Parties, under this Agreement, so long as such statements do not jeopardize the ability to obtain patent protection on Inventions or disclose non-public technical or scientific Confidential Information of SB; or (ii) from issuing statements that MEDIMMUNE determines to be necessary, in the opinion of its external counsel, to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by MEDIMMUNE are traded); provided that MEDIMMUNE shall provide SB with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford SB a reasonable opportunity to review and comment upon the proposed text.

     11.2   Confidentiality; Exceptions.

                                 (PAGE 22)
     Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, the receiving Party, its Affiliates and its Sublicensees, if any, shall use reasonable efforts to keep, and to ensure that their officers and directors keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party, its Affiliates or its Sublicensees, if any, or developed under or in connection with the Research Program pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) is or hereafter becomes generally available to the public other than by reason of any default by the receiving Party with respect to its confidentiality obligations hereunder; (ii) was already known to the recipient as evidenced by prior written documents in its possession; (iii) is disclosed to the recipient by a Third Party who is not in default of any confidentiality obligation to the disclosing Party; or
(iv) is independently developed by or for the receiving Party without reference to or reliance upon the information furnished by the other Party ("Confidential Information"). Information disclosed by one Party to the other shall remain the property of the disclosing Party.

     11.3   Exclusions to Confidentiality.  The restrictions contained in
Section 11.2 shall not apply to Confidential Information that (i) is submitted by the recipient to governmental authorities to facilitate the issuance of marketing approvals for a Vaccine Product, provided that reasonable measures shall be taken to assure confidential treatment of such information, if practicable; (ii) is provided by the recipient to Third Parties under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, for consulting, manufacturing, development, manufacturing, external testing, marketing trials and sublicensing or potential sublicensing of Vaccine Product in accordance with this Agreement; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, Nasdaq or stock exchange disclosure requirements) or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications or otherwise, will use its reasonable best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

     11.4 Injunctive Relief. The Parties acknowledge that money damages alone would not adequately compensate the disclosing Party in the event of a breach by the receiving Party of this Section 11, and that, in addition to all other remedies available to the disclosing Party at law or in equity, it shall be entitled to seek injunctive relief for the enforcement of its rights under this Section 11.

     11.5   The obligations of this Article 11 shall terminate
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) years after the termination of this Agreement.

12.  TERM; TERMINATION.

                                 (PAGE 23)
     12.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire as follows:

            (a) As to each Vaccine Product in each country in the Territory, this Agreement shall expire upon the expiration of the Royalty Term with respect to such Vaccine Product in such country.

            (b) This Agreement shall expire in its entirety upon the termination of the Royalty Term with respect to all Vaccine Products in all countries in the Territory.

     12.2   Breach.

            (a) Failure by either Party to comply with any of its material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days (30 days in the event of a default with respect to an obligation to pay money) after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue actions to cure such default, the Parties agreeing that all defaults with respect to obligations to pay money shall be curable within the 30-day period provided above), subject to the provisions of Sections 4.8 and 5.3, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety, by giving written notice to take effect immediately upon delivery of such notice. The right of either Party to terminate this Agreement, as provided in this Section 12.2, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

            (b) An election of remedy by a Party for a material breach of this Agreement under this Section 12.2 on one occasion shall not constitute a waiver as to any other remedy that may be available to such Party under this Section 12.2 as to any material breach on another occasion.

            (c) After Phase II is completed, , SB may terminate this Agreement by giving sixty (60) days' written notice to MEDIMMUNE but only if (i) further development and commercialization of Vaccine Product is not economically feasible or (ii) the technical and clinical information indicates that there are material concerns about the safety or efficacy of the Vaccine Product.

            (d)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (e)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     12.3   Effect of Expiration or Termination.

            (a)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (b)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

                                 (PAGE 24)
            (c)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

            (d)  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     12.4 Either party may terminate this Agreement, if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of a country in the Territory a petition of bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver of trustee of the party or of its assets or if the other party proposes a written agreement of composition or extension of its debts or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 60 days after filing thereof, or if the other party shall make an assignment for the benefit of its creditors. Notwithstanding the bankruptcy of MEDIMMUNE or the impairment of performance of MEDIMMUNE of its obligations under this section, SB shall be entitled to retain the licenses granted herein, provided it continues to comply with its obligations to MEDIMMUNE hereunder.

     12.5 Right to Sell Stock on Hand. Upon the termination of any rights granted hereunder, in whole or in part as to any Vaccine Product in any country in the Territory, for any reason other than a failure to cure a material breach of this Agreement by SB, SB shall have the right to dispose of all Vaccine Product then on hand to which such termination applies, and the royalties shall be paid to MEDIMMUNE with respect to such Vaccine Product as though such rights had not terminated.

     12.6   Accrued Rights, Surviving Obligations.

            (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

            (b) Termination, relinquishment or expiration of this Agreement shall not terminate SB's obligation to pay all royalties and milestone payments that shall have accrued prior to such termination. All of the Parties' rights and obligations under Sections 2.2(b), 8.4 10, 11,
12.3 12.4, 12.5, 12.6, 14.11 and 14.17 shall survive termination, relinquishment or expiration hereof.

     12.7   Termination for Failure of Condition.   Either Party may
terminate this Agreement by providing written notice to the other in the event that Effective Date has not occurred by June 30, 1998.

13.  FORCE MAJEURE.

     13.1 Events of Force Majeure. Except for payments due under this Agreement, neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or
                                 (PAGE 25)
delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of pubic utilities or common carriers. In such event SB or MEDIMMUNE, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.  MISCELLANEOUS.

     14.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     14.2   Assignment.  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     14.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     14.4 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:
            (a)  In the case of SB, to:

                 SmithKline Beecham, PLC
                 c/o SmithKline Beecham Biologicals Manufacturing S.A. Rue de l'Institut 89
                 B-1330 Rixensart, Belgium
                 Attention: Senior Vice President

            (b)  In the case of MEDIMMUNE, to:

                                   MEDIMMUNE, Inc.
                 35 West Watkins Mill Road
                 Gaithersburg, Maryland  20878
                                   Attention: President
                                   Facsimile No.:  (301) 527-4200

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by
                                 (PAGE 26)
facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

     14.5 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

     14.6 Public Announcements. Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by MEDIMMUNE are traded), neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. It shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

     14.7 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     14.8 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Vaccine Product sold under this Agreement without compliance with applicable laws.

     14.9 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and the parties shall negotiate, in good faith, a new provision which will, as closely as possible, carry out the intentions of the parties provided for in the invalidated provision.

     14.10 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

                                 (PAGE 27)
     14.11 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland without regard to its choice of law principles. In the event that either Party desires to initiate litigation with respect to this Agreement, such litigation shall be conducted in an appropriate court in the State of Maryland and each Party hereby submits to the jurisdiction of such court(s) and agrees that venue is proper in such court(s).

     14.12 Entire Agreement. This Agreement, together with the Exhibits hereto and every Annual Research Plan approved by the Steering Committee, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

     14.13 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

     14.14 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     14.15 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

     14.16  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

     14.17  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)






                                 (PAGE 28)
     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                           SMITHKLINE BEECHAM , PLC

                           By:    /s/J. Stephenne

                           Name:  J. Stephenne

                           Title: Senior Vice President and
                                   General Manager

                           MEDIMMUNE, INC.

                           By:     /s/Wayne T. Hockmeyer

                           Name:   Wayne T. Hockmeyer

                           Title:  CEO


SCHEDULE A
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

SCHEDULE B
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

SCHEDULE C
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

SCHEDULE D
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

SCHEDULE A
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

SCHEDULE B
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

SCHEDULE C
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

SCHEDULE D
(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)



                                 (PAGE 29)